EdR ANNOUNCES THIRD QUARTER 2015 RESULTS
- Same-Community NOI Growth of 7% -
- Increases 2015 Guidance -

MEMPHIS, TN, November 2, 2015 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter ended September 30, 2015.

Company Highlights

•
Core funds from operations (“Core FFO”) declined 2.0% for the third quarter with Core FFO per share/unit down 3.2% or $0.01 from prior year. Excluding a $3 million guarantee fee recognized in the prior year, Core FFO and Core FFO per share were up 22.8% and 20.0%, respectively;

•	Same-community NOI increased 6.9% for the quarter, on a 5.2% increase in revenue and a 3.9% increase in operating expenses. Year to date same-community NOI was up 6.8%;

•
Opened the 2015-2016 lease term with industry leading same-community revenue growth of 3.8%. The portfolio reached 97.0% occupancy, compared to 96.6% the prior year, with net rental rate growth of 3.4%;

•	Awarded a new third-party on-campus development a 480-bed freshmen live-learn community at Texas A&M Commerce targeting a 2017 delivery;

•	Delivered six new owned communities in August with 2,949 beds and EdR's aggregate cost of $207.7 million;

•
Obtained final required approvals from the Idaho Board of Education and signed all agreements with Boise State University for the previously announced 656-bed, $39.7 million, ONE Plan development expected to deliver in 2017;

•	The rate of new student housing supply in EdR markets is projected to decline 20% in 2016; and

•
Increased full-year 2015 Core FFO per share guidance to a range of $1.82 to $1.85 per share, a $0.06, or 3%, increase at the midpoint from the previous range of $1.74 to $1.82. The updated guidance reflects the estimated impact of follow-on equity offering announced this morning.

"I am pleased with the continued strength of our operating results, with same-community NOI up nearly 7% for the second quarter in a row,” stated Randy Churchey, EdR's chairman and chief executive officer. “And with the industry leading leasing results Chris and her team just delivered for the 2015-2016 lease term, the stage is set for another year of strong internal growth from our core portfolio. With this backdrop, we continue to focus on operating fundamentals, prudent management of our balance sheet and adding accretive external growth to drive value for our shareholders.”

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was a loss of $4.7 million, or $0.10, per diluted share, compared to net income of $21.4 million, or $0.45, per diluted share, for the prior year. The $26.1 million decrease in net income attributable to common stockholders relates primarily to the following, a majority of which were excluded from and did not impact Core FFO in the respective period:

•	a total of $11.0 million of interest, guarantee and development fees recognized on our participating development at Johns Hopkins upon its refinancing in the third quarter of 2014,

•	an $8.1 million gain on insurance settlement recognized in 2014,

•	a $7.5 million gain on sale of collegiate housing properties, net of impairment, recognized in 2014

•	a $3.1 million increase in depreciation, and

•	a $1.7 million increase in net interest expense, partially offset by

•	a $5.5 million increase in total community NOI, and

•	a $1.3 million reduction in overheads, including $0.8 million decline in acquisition costs.

Core Funds From Operations

Core FFO for the quarter was $14.5 million, as compared to $14.8 million in the prior year, a decline of 2.0% mainly due to the $3.0 million Johns Hopkins guarantee fee recognized in the third quarter of 2014 that equated to $0.06 of Core FFO per share. Without the impact of the guarantee fee, Core FFO increased 22.8% and Core FFO per share of $0.30 in the third quarter of 2015 represents a 20.0% increase over the prior year, with the increase primarily driven by a $5.5 million increase in total community NOI and a $0.4 million reduction in G&A costs, partially offset by a $0.8 million decrease in third-party fees and a $1.7 million increase in interest expense.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Same community NOI for the third quarter increased 6.9% to $18.8 million. The growth for the third quarter was mainly attributable to a 5.2% increase in revenue, comprised of a 3.2% increase in rental rates, a 1.5% improvement in occupancy and a 0.5% increase in other income. Same-community operating expenses for the third quarter increased 3.9%, or $0.9 million.

2015-2016 Opening Leasing Results

The same-community leasing portfolio opened the 2015/2016 lease term with an industry leading 3.8% increase in rental revenue. The portfolio reached 97.0% occupancy, compared to 96.6% the prior year, with net rental rate growth of 3.4%. New-communities opened the 2015/2016 lease term with an average occupancy of 95.5%. Our operations team was able to produce rate growth at all but one of the 69 communities, both owned and managed, that were in our portfolio for the last two consecutive years.

As previously disclosed, the same-community mix for leasing purposes is different than that for supplemental financial reporting purposes and includes assets for which the Company has managed the leasing process for at least two leasing cycles regardless of when the community was acquired or opened. For example, a community that was developed and delivered in 2014 is included in the same-community portfolio for leasing purposes, as the Company managed the leasing process for the 2014/2015 and the current 2015/2016 lease terms. However, since the community was not in operation for all twelve months of 2014 and 2015 it is not in the same-community portfolio for supplemental financial reporting purposes until the first quarter of 2016.

This year we expect the impact of the same-community mix difference between leasing and supplemental financial reporting to be minimal, and absent other quarterly leasing fluctuations we expect net apartment rent growth for the fourth quarter of 2015 and first part of 2016 to be in line with the 3.8% rent growth reported above for leasing.

The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Market Supply and Demand

Based on market data from our community managers as well as AXIOMetrics, we anticipate the volume of new supply being added in EdR markets for fall 2016 to be down 20% from 2015 levels. This is a significant trend and the second consecutive year our markets have seen a decline in new supply. In addition, the majority of new supply will be further from campus than our communities. This expected decline in new supply for 2016 is lower than the 47% we reported in the second quarter call as several projects previously in the planning phase, which we assessed as unlikely to be delivered in summer 2016, have now started construction and should deliver in 2016, and a couple of projects previously expected to deliver in 2015 were pushed to 2016. This resulted in 11 additional projects with 4,708 more new beds anticipated in our markets for 2016 than we reported previously.

Recently AXIOMetrics released supply information on the student housing industry as a whole as well as specific to EdR's markets. Their report is not directly comparable to supply reported by EdR for a couple of reasons. First, AXIOMetrics’ summary data includes many markets EdR is not currently in, including secondary or smaller university markets that EdR does not target and which are expected to experience more supply growth than larger markets in 2016. Secondly and more specifically to the data AXIOMetrics has presented on EdR's markets, their supply data includes projects that are still in the planning and permitting phases, which we believe will not be completed for 2016. Also AXIOMetrics' data does not include on-campus supply information.

The Company provides additional enrollment and supply information by market in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Investment Activity

In August, the Company delivered 2,949 new beds, with a total cost of $207.7 million, at the universities of Kentucky, Georgia, Connecticut and Louisville. Our majority owned new community portfolio opened the 2015/2016 lease term 95.5% leased.

EdR was recently awarded a new on-campus development for a 480-bed freshmen live-learn community at Texas A&M Commerce targeting a 2017 delivery. This project will most likely be a third-party development, financed with tax exempt bonds.

In September, the Company closed on the previously announced acquisition of the Province at Boulder, a 317-bed community adjacent to the University of Colorado at Boulder. The community was built in 2014 and will be run in conjunction with the Lotus, our existing community in that market.

The Company received final required approvals from the Idaho Board of Education and signed all agreements with Boise State University for the previously announced 656-bed, $39.8 million, on-campus ONE Plan development expected to deliver in 2017.

EdR will not be proceeding with the awarded ONE Plan development at Arkansas State University as the revised requirements of the university and a new selected site made the project infeasible.

In total, EdR has embedded external growth through 2017 of $565 million, including the $208 million of communities just delivered and $58 million of acquisitions completed in 2015, which represents an approximate 32% increase in collegiate housing assets over December 31, 2014.

"The development pipeline remains very active with a multitude of opportunities both on and off campus," stated Tom Trubiana, EdR's president. "Our development team is very busy working these opportunities, including sixteen active on-campus mandates. Our opportunities for accretive growth are as strong as ever."

Capital Structure

At September 30, 2015, the Company had cash and cash equivalents totaling $14.2 million and availability on its unsecured revolving credit facility of $279 million. The Company's debt to gross assets was 39.9%, its net debt to EBITDA - adjusted was 6.3x, and its interest coverage ratio was 4.8x.

The Company's development pipeline includes $299.2 million of active developments of which $57.2 million was already funded by the Company's revolver through the end of the third quarter. The remaining $242.0 million will be funded through a combination of operating cash, debt and property sales/capital market activity.

Earnings Guidance and Outlook

Based on the Company's current estimates, management has increased its guidance for Core FFO per share/unit to $1.82 to $1.85, for the year ending December 31, 2015. This is a $0.06 per share, or 3%, increase at the midpoint from the Company's original guidance of $1.74 to $1.82. This updated guidance includes the estimated impact of the follow-on equity offering the Company announced concurrently with this release.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, November 2, 2015.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, November 2, 2015 through midnight Eastern Time on November 16, 2015.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13619690.  The archive of the webcast will be available on the Company's Web site for a limited time.

About EdR

One of America's largest owners, developers and managers of collegiate housing, EdR (NYSE:EDR) is a self-administered and self-managed real estate investment trust that owns or manages 81 communities with over 42,000 beds serving 52 universities in 23 states. EdR is a member of the Russell 2000 Index and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

Contact:

J. Drew Koester
Senior Vice President
Capital Markets and Investor Relations
(901) 259-2500

Bill Brewer
Executive Vice President and
Chief Financial Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

No Offer of Securities

Nothing in this press release shall constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any offer or sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Any offering of securities will be made only by means of an applicable prospectus.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write downs of depreciable real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees and expenses, development consulting fees and expenses, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) gain on insurance settlement; (7) interest expense; (8) amortization of deferred financing costs; (9) interest income (10) interest on loan to participating development; (11) loss on extinguishment of debt; (12) income tax expense (benefit); and (13) noncontrolling interests. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Collegiate housing properties, net	$1,798,809	$1,586,009
Assets under development	71,065	120,702
Cash and cash equivalents	14,169	18,385
Restricted cash	10,442	10,342
Other assets	81,870	76,199

Total assets	$1,976,355	$1,811,637

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium	$233,081	$249,637
Unsecured revolving credit facility	221,000	24,000
Unsecured term loans	187,500	187,500
Senior unsecured notes	250,000	250,000
Accounts payable and accrued expenses	92,088	76,869
Deferred revenue	22,699	17,301
Total liabilities	1,006,368	805,307

Commitments and contingencies	—	—

Redeemable noncontrolling interests	12,450	14,512

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 48,362,091 and 47,999,427 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	484	480

Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	996,039	1,034,683
Accumulated deficit	(36,771)	(41,909)
Accumulated other comprehensive loss	(7,894)	(4,465)
Total EdR stockholders’ equity	951,858	988,789
Noncontrolling interests	5,679	3,029
Total equity	957,537	991,818

Total liabilities and equity	$1,976,355	$1,811,637

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended September 30,
	2015	2014
Revenues:
Collegiate housing leasing revenue	$54,725	$47,657
Third-party development consulting services	490	3,705
Third-party management services	865	1,052
Operating expense reimbursements	2,109	2,290
Total revenues	58,189	54,704

Operating expenses:
Collegiate housing leasing operations	28,444	26,920
Development and management services	3,019	2,337
General and administrative	1,988	2,358
Development pursuit, acquisition costs and severance	(554)	1,064
Depreciation and amortization	17,828	14,688
Ground lease expense	2,938	2,329
Loss on impairment of collegiate housing properties	—	953
Reimbursable operating expenses	2,109	2,290
Total operating expenses	55,772	52,939

Operating income	2,417	1,765

Nonoperating (income) expenses:
Interest expense	6,223	4,508
Amortization of deferred financing costs	520	516
Interest income	(39)	(9,527)
Gain on insurance settlement	—	(8,133)
Loss on extinguishment of debt	—	243
Total nonoperating expenses (income)	6,704	(12,393)

Income (loss) before equity in losses of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	(4,287)	14,158

Equity in losses of unconsolidated entities	(427)	(236)
Income (loss) before income taxes and gain on sale of collegiate housing properties	(4,714)	13,922
Less: Income tax expense	157	910
Income (loss) before gain from sale of collegiate housing properties	(4,871)	13,012
Gain on sale of collegiate housing properties	—	8,421
Net income (loss)	(4,871)	21,433
Less: Net income (loss) attributable to the noncontrolling interests	(151)	33
Net income (loss) attributable to Education Realty Trust, Inc.	$(4,720)	$21,400

Other comprehensive income (loss):
Gain (loss) on cash flow hedging derivatives	(3,081)	1,343
Comprehensive income (loss)	$(7,801)	$22,743

Earnings per share information:
Net income (loss) attributable to Education Realty Trust, Inc. common stockholders per share – basic	$(0.10)	$0.46

Net income (loss) attributable to Education Realty Trust, Inc. common stockholders per share – diluted	$(0.10)	$0.45

Weighted average share of common stock outstanding – basic	48,526	46,767

Weighted average share of common stock outstanding – diluted	48,526	47,113

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Revenues:
Collegiate housing leasing revenue	$168,842	$144,677
Third-party development consulting services	1,531	5,264
Third-party management services	2,698	2,856
Operating expense reimbursements	6,571	6,492
Total revenues	179,642	159,289

Operating expenses:
Collegiate housing leasing operations	75,452	70,062
Development and management services	8,228	6,964
General and administrative	6,227	6,147
Development pursuit, acquisition costs and severance	405	1,373
Depreciation and amortization	49,605	42,928
Ground lease expense	7,956	6,162
Loss on impairment of collegiate housing properties	—	12,734
Reimbursable operating expenses	6,571	6,492
Total operating expenses	154,444	152,862

Operating income	25,198	6,427

Nonoperating (income) expenses:
Interest expense	17,615	15,076
Amortization of deferred financing costs	1,527	1,533
Interest income	(144)	(9,638)
Gain on insurance settlement	—	(8,133)
Loss on extinguishment of debt	—	892
Total nonoperating expenses (income)	18,998	(270)

Income before equity in losses of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	6,200	6,697

Equity in losses of unconsolidated entities	(823)	(370)
Income before income taxes and gain on sale of collegiate housing properties	5,377	6,327
Less: Income tax expense	325	598
Income before gain on sale of collegiate housing properties	5,052	5,729
Gain on sale of collegiate housing properties	—	19,322
Net income	5,052	25,051
Less: Net income (loss) attributable to the noncontrolling interests	(86)	393
Net income attributable to Education Realty Trust, Inc.	$5,138	$24,658

Other comprehensive loss:
Loss on cash flow hedging derivatives	$(3,429)	$(2,414)
Comprehensive income	$1,709	$22,244

Earnings per share information:
Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic	$0.11	$0.60
Net income attributable to Education Realty Trust, Inc. common stockholders per share – diluted	$0.11	$0.59

Weighted average share of common stock outstanding – basic	48,406	41,340
Weighted average share of common stock outstanding – diluted	48,726	41,686

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Net income (loss) attributable to EdR	$(4,720)	$21,400	$5,138	$24,658

Gain on sale of collegiate housing assets	—	(8,421)	—	(19,322)
Gain on insurance settlement (1)	—	(8,133)	—	(8,133)
Impairment losses	—	953	—	12,734
Real estate related depreciation and amortization	17,433	14,444	48,473	42,365
Equity portion of real estate depreciation and amortization on equity investees	514	45	1,357	144
Noncontrolling interests	(85)	71	37	250
Funds from operations ("FFO") available to stockholders and unitholders	$13,142	$20,359	$55,005	$52,696

FFO adjustments:
Loss on extinguishment of debt	—	243	—	892
Acquisition costs	203	1,034	293	1,058
Severance costs, net of tax	—	29	—	314
Straight-line adjustment for ground leases (2)	1,195	1,209	3,596	3,634
FFO adjustments	1,398	2,515	3,889	5,898

FFO on Participating Developments: (3)
Interest on loan to Participating Development	—	(6,486)	—	(5,581)
Development fees on Participating Development, net of costs and taxes	—	(1,548)	—	(1,548)
FFO on Participating Developments	—	(8,034)	—	(7,129)

Core funds from operations ("Core FFO") available to stockholders and unitholders	$14,540	$14,840	$58,894	$51,465

FFO per weighted average share/unit (4)	$0.27	$0.43	$1.13	$1.26

Core FFO per weighted average share/unit (4)	$0.30	$0.31	$1.21	$1.23

Weighted average shares/units (4)	48,844	47,113	48,726	41,686

(1)  Represents gain on insurance settlement at 3949 Lindell. The community was damaged by fire in July 2012. All claims were settled during the three months ended September 30, 2014, at which time the gain was recognized.

(2)  This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3)  FFO on participating developments in 2014 represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for interest income is based on terms of the loan. In July 2014, our mezzanine investment was repaid in full, ending the Company's participation in the project and any fees and interest. At the same time all previously deferred amounts were recognized in net income.

(4) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2015 GUIDANCE – RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except share and per share data)
(Unaudited)

	Year ending December 31, 2015
	Low End	High End

Net income attributable to EdR	$17,800	$19,300

Real estate related depreciation and amortization	65,600	65,600
Equity portion of real estate depreciation and amortization on equity investees	2,000	2,000
Noncontrolling interests	250	250
FFO	$85,650	$87,150
FFO adjustments:
Acquisition costs	293	293
Straight-line adjustment for ground leases(1)	4,800	4,800
FFO adjustments	5,093	5,093

Core FFO	$90,743	$92,243

FFO per weighted average share/unit(2)	$1.72	$1.75

Core FFO per weighted average share/unit(2)	$1.82	$1.85

Weighted average shares/units(2)	49,885	49,885

Notes:
(1) Represents the straight-line rent expense adjustment required by GAAP related to ground leases. As ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three and nine months ended September 30, 2015 and 2014 (in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Operating income	$2,417	$1,765	$25,198	$6,427
Less: Third-party development services revenue	490	3,705	1,531	5,264
Less: Third-party management services revenue	865	1,052	2,698	2,856
Plus: Development and management services expenses	3,019	2,337	8,228	6,964
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	1,434	3,422	6,632	7,520
Plus: Ground leases	2,938	2,329	7,956	6,162
Plus: Impairment loss on collegiate housing properties	—	953	—	12,734
Plus: Depreciation and amortization	17,828	14,688	49,605	42,928
NOI	$26,281	$20,737	$93,390	$74,615

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the trailing twelve months ended September 30, 2015 (in thousands):

	Nine months ended	Plus: Year Ended	Less: Nine Months Ended	Trailing Twelve Months Ended
	September 30, 2015	December 31, 2014	September 30, 2014	September 30, 2015
Net income attributable to common stockholders	$5,138	$47,055	$24,658	$27,535
Straight line adjustment for ground leases	3,596	4,835	3,634	4,797
Acquisition costs	293	1,058	1,058	293
Depreciation and amortization	49,605	58,974	42,928	65,651
Loss on impairment of collegiate housing assets	—	12,734	12,734	—
Gain on sale of collegiate housing assets	—	(33,231)	(19,322)	(13,909)
Gain on insurance settlement	—	(8,133)	(8,133)	—
Interest expense	17,615	20,656	15,076	23,195
Amortization of deferred financing costs	1,527	2,156	1,533	2,150
Interest income	(144)	(190)	(152)	(182)
Interest on loan to participating development	—	(6,486)	(6,486)	—
Loss on extinguishment of debt	—	3,543	892	2,651
Income tax expense	325	261	598	(12)
Noncontrolling interests	(86)	599	393	120
Adjusted EBITDA	$77,869	$103,831	$69,411	$112,289
Annualize acquisitions, developments and dispositions (1)	—	—	—	15,626
Pro Forma Adjusted EBITDA	$77,869	$103,831	$69,411	$127,915

(1) Pro forma adjustment to reflect all acquisitions, dispositions and development deliveries as if such transactions had occurred on the first day of the period presented.